United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

March 18, 2016

Date of Report

Q2POWER TECHNOLOGIES INC.

(Exact name of Registrant as specified in its Charter)

Delaware	000-55148	20-1602779
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1858 Cedar Hill Road

Lancaster, OH  43130

 (Address of Principal Executive Offices)

(740) 415-2073

(Registrant’s Telephone Number, including area code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)    Election of Director

On March 18, 2016, Q2Power Technologies, Inc. (the “Company”) named Scott W. Whitney to the Company’s Board of Directors.

Mr. Whitney is currently CEO of Liberty Tire Recycling Co., a major provider of tire recycling services. Prior to this, he was CEO of Greenwood Fuels, a company that manufactures renewable fuel pellets from non-recyclable by-products. For over 25 years, Mr. Whitney served in several executive roles at Covanta Holding Corp., a $2 Billion waste-to-power company traded on the NYSE, including President of Covanta’s European group, and Senior Vice President of business development at Covanta Energy Group where he oversaw the development of their waste-to-energy, independent power and water/wastewater treatment businesses in North America, South America, Europe and the Middle East.  He is a current member of the Board of Directors of Epcot Crenshaw, a research and development company based in West Chester, PA, and its subsidiary, Green Harvest, a company that develops and operates integrated anaerobic digestion and gasification facilities.  Mr. Whitney is a frequent speaker at various industry events for organizations such as Forbes Magazine, UK Trade & Investment, and the US Department of Commerce. He received his BS in Marine Engineering from the United States Naval Academy and served as an officer in the United States Navy.

As compensation for his services on the Board, Mr. Whitney will receive options to purchase 400,000 shares of common stock, vesting half immediately and half in six months, terminating in five years and exercisable at the higher of $.50 or the current market price at the time of grant. Mr. Whitney has no family relationships with any other Board member, and is not party to any other related transaction. He has not been assigned membership in any Committee of the Board at this time.

Item 9.01 Financial Statements and Exhibits.

(b)  Exhibits.

99.1

Press Release announcing Scott Whitney’s appointment to Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Q2POWER TECHNOLOGIES INC.

Date:	March 22, 2016	By:	/s/ Christopher Nelson
Christopher Nelson
Chief Executive Officer